Exhibit 2.1
LINE OF CREDIT AND SECURITY AGREEMENT
This Line of Credit and Security Agreement (this “Agreement”) is made as of April 23rd, 2010 (the “Closing Date”), by and between Prairiestone Pharmacy, LLC, a Delaware limited liability company (“PrairieStone” or “Borrower”) and H. D. Smith Wholesale Drug Co., a Delaware corporation (“Lender”).
Now, Therefore, in consideration of the premises and the mutual covenants hereinafter contained, and intending to be legally bound hereby, the parties hereto agree as follows:
1. THE LOAN
(a) Amount of Loan. Subject to the terms and conditions and relying upon the representations and warranties set forth in this Agreement and in the Prime Vendor Agreement, Lender will provide to Borrower a line of credit facility (the “Credit Loan”). The amount available under the Credit Loan (the “Credit Loan Maximum Amount”) shall not exceed Five Million and No/100 Dollars ($5,000,000.00), less (i) the positive difference, if any, between the amounts due to Lender from Borrower under the Prime Vendor Agreement less cash of Borrower that is held by Lender as a prepay under the Prime Vendor Agreement, plus (ii) the amounts due under any initial order extended dating invoices provided to Borrower by Lender under the Prime Vendor Agreement.
(b) Term of Loan. The term of the Credit Loan shall continue through April 23, 2013 (the “Maturity Date”). Lender shall make advances (“Advances”) under the Credit Loan against Borrower’s properly documented requests from time to time (but no more than one time per month) in increments of Two Hundred Fifty Thousand Dollars ($250,000), with all such Advances to be viewed as a single loan. Except for the initial Advance, each request for an Advance shall be given to Lender at least five (5) calendar days prior to the date the Advance is to be funded. Subject to the conditions set forth in this Agreement, and to the terms of the Note (as defined in Section 1(d)), Borrower may from time to time until the Maturity Date under the Note borrow, repay and re-borrow principal, provided that the principal and accrued interest outstanding at any time shall not exceed the Credit Loan Maximum Amount.
(c) Borrowing Base. Beginning on March 31, 2011, the Borrowing Base shall be determined by Lender (including the eligibility of Equipment, Accounts and Inventory) based on the most recent Borrowing Base Certificate (in the form of Exhibit A attached hereto) delivered to Lender and such other information available to Lender. The “Borrowing Base” means at any time an amount equal to the sum at such time of the following (as determined by Lender): (i) twenty-five percent (25%) of the Net Book Value of Equipment; plus (ii) eighty percent (80%) of the value of Eligible Accounts; plus (iii) eighty percent (80%) of the value of Eligible Inventory. Notwithstanding anything herein to the contrary, if on March 31, 2011 the Borrowing Base is (A) equal to or less than one hundred percent (100%) of the outstanding balance of the Credit Loan there shall be no more Advances until such time as the Borrowing Base exceeds one hundred percent (100%) of the outstanding balance of the Credit Loan and then thereafter at no time shall any Advances be made to Borrower under the Credit Loan exceed the Borrowing Base, and (B) greater than one hundred percent (100%) of the outstanding balance of the Credit Loan then thereafter at no time shall any Advances be made to Borrower under the Credit Loan exceed the Borrowing Base. Notwithstanding any provision contained in this Agreement, no Advances shall be made if PrairieStone or Arcadia is in breach of any material provision of any agreement with Lender or any of Lender’s Affiliates or Subsidiaries.

(d) Note. The Credit Loan shall be evidenced by, and be repayable in accordance with, the terms of that certain Promissory Note in the form attached hereto as Exhibit B (the “Note”), the terms of which are incorporated into this Agreement by reference. The Note shall bear interest at a rate equal to the greater of (A) Prime Rate (as defined in the Note) plus three (3%) per annum or (B) seven percent (7%); compounded monthly on the average daily outstanding balance, but in no event in excess of the highest lawful rate permissible under applicable usury laws.
(e) Payments of Principal and Interest. From the period beginning on the Closing Date until April 1, 2011 no interest shall be payable; however, interest shall accrue on the outstanding principal balance of the Credit Loan and unpaid interest shall be capitalized as of the first day of each month from the Closing Date through April 1, 2011. Monthly payments of interest only on the outstanding principal balance of the Credit Loan shall be due and payable on the first day of each month beginning May 1, 2011 until April 30, 2012. Monthly payments of principal in the amount of $75,000 plus interest on the outstanding principal balance of the Credit Loan shall be due and payable on the first day of each month beginning May 1, 2012 and continuing thereafter. Unless the Credit Loan is renewed or extended by Lender in its sole discretion, the entire principal balance under the Credit Loan together with all accrued and unpaid interest thereon, and all fees and charges payable in connection therewith, shall be due and payable on the Maturity Date. All payments of principal and interest hereunder shall be made in immediately available funds to Lender by Noon (Indianapolis, Indiana time) on the date when due.
(f) Guaranty. Arcadia shall provide to Lender a full guaranty of Borrower’s Obligations, including under the Credit Loan and the Prime Vendor Agreement, evidenced by that certain Guaranty Agreement in the form attached hereto as Exhibit D (the “Guaranty”).
(g) Use of Proceeds. Borrower shall use the proceeds of Advances under the Credit Loan for working capital and capital expenditures.
(h) Single Loan. The Credit Loan and all of the other Obligations of Borrower and any of its Affiliates to Lender and its Affiliates shall constitute one general obligation of Borrower secured by all of the Collateral.
(i) Receipt of Payments. Borrower shall make each payment under the Note without set-off, counterclaim or deduction.
(j) Prepayments. If for any reason the aggregate amount of the Credit Loan outstanding at any time (which amount outstanding shall include, but not be limited to, unpaid principal, capitalized interest, unpaid interest and other unpaid Obligations) shall exceed the maximum amount permitted to be borrowed in accordance with the terms of this Agreement, Borrower, shall, immediately upon demand, make a principal payment to Lender in an amount equal to such excess plus accrued and unpaid interest thereon. Borrower may prepay any or all of the outstanding principal balance of the Credit Loan, without penalty; provided, however, that any prepayments shall be made in the minimum amount of Two Hundred Fifty Thousand Dollars ($250,000). Principal amounts repaid under the Credit Loan may be re-borrowed pursuant to the terms and conditions of this Agreement. The Credit Loan made herein may not be subordinated by Borrower without the prior express written consent of Lender.
(k) Loan Documents Remain In Effect. For purposes of clarity, notwithstanding anything to the contrary contained in any Loan Document (and except as provided in the last sentence of Section 2(a)) the Loan Documents shall remain in full force and effect until payment in full and satisfaction of all Obligations to the satisfaction of Lender in its sole discretion.
2. SECURITY
(a) Security Interests. For all periods during which any amount is due and owing under the Credit Agreement and the Note, Borrower hereby grants to Lender a continuing security interest in the Collateral (as defined in Section 10 hereof) to secure the prompt and complete payment and performance of all Obligations of Borrower to Lender and its Affiliates. The Obligations of Borrower to Lender and its Affiliates shall be secured and perfected by the Liens granted by Borrower in this Agreement, the Note and the other Loan Documents in favor of Lender and its Affiliates, all of which shall be cumulative. On and after the Maturity Date or upon cancellation of the Credit Agreement and the Note, and then only following payment of all amounts due and owing under the Credit Agreement and the Note (as determined by Lender in its reasonable discretion), the security interest in the Collateral shall be limited to the Inventory purchased under the Prime Vendor Agreement and the Proceeds from the sale of such Inventory.
(b) Financing Statements. Borrower will execute and deliver such financing statements and continuation statements under the UCC of Delaware or other applicable law as Lender may specify in order to perfect and maintain perfection of Lender’s security interests under this Agreement and the other Loan Documents, and will pay the costs of filing the same in such public offices as Lender may designate. Lender is hereby authorized to file, without Borrower’s signature, such UCC financing and continuation statements relating to any or all of the Collateral in any appropriate jurisdiction as shall be reasonably necessary to perfect or otherwise protect Lender’s security interests and their priority.
(c) Security Agreement. This Agreement constitutes a security agreement under the UCC with respect to the Collateral which is subject to the UCC in any jurisdiction.
(d) Accounts All records of Borrower relative to Accounts are and will be kept at the chief executive office of Borrower first set forth above. After the occurrence of a Default, if requested by Lender, Borrower shall obtain a duly executed assignment of any Account from Borrower to Lender; provided, however, that Borrower’s failure to execute and deliver any such assignment shall not affect or limit Lender’s security interest or other rights in and to Accounts, and Lender may notify any Account debtor to make payment directly to Lender any amounts due or to become due and enforce the collection of any Accounts by suit or otherwise and surrender, release or exchange all or any part thereof, or compromise or extend or renew for a period (whether or not longer than the original period) any indebtedness thereunder or evidenced thereby (which notice may require the Account debtor or other obligor to pay the Account or other obligation directly to Lender and any Proceeds shall be deposited in the form received except for the endorsement of Borrower where required, which endorsement Lender is authorized to make on Borrower’s behalf and shall be held by Lender as security for all Obligations, and Lender may at any time and from time to time apply all or any portion of the funds on deposit against the Obligations, the order of application to be at the discretion of Lender. Notwithstanding the foregoing, a proper assignment of any Account wherein the United States of America, or any department, agency, subdivision or instrumentality thereof, is the Account Debtor may be requested by Lender at any time whether or not there shall have occurred a Default and upon any such request shall be provided by Borrower and Borrower shall take any and all action deemed necessary by Lender in connection with such assignment including, without limitation, under the Federal Assignment of Claims Act.
3. CLOSING DELIVERIES AND CONDITIONS
(a) Deliveries of Borrower. On or before the Closing Date, Borrower shall deliver to Lender all of the following documents, in form and substance which is satisfactory to Lender in its sole discretion:
(i) the Note, executed by Borrower, in the form attached hereto as Exhibit B;
(ii) the H. D. Smith Primary Vendor Agreement by and between the Borrower and Lender, in the form attached hereto as Exhibit C (the “Prime Vendor Agreement”), executed by Arcadia;
(iii) the Guaranty, executed by Arcadia, in the form attached hereto as Exhibit D;
(iv) the Pledge Agreement, executed by Arcadia, in the form attached as Exhibit E (the “Pledge Agreement”);
(v) the Warrants, executed by Arcadia, in the form attached hereto as Exhibit F (collectively, the “Warrant”);
(vi) a legal opinion from Arcadia’s legal counsel, in the form attached hereto as Exhibit G;
(vii) Termination and Release Agreement from ABDC in form and substance satisfactory to Lender;
(viii) Consent, Waiver and Subordination Agreement from each of the following Persons in form and substance acceptable to Lender: JANA Master Fund, Ltd., Vicis Capital Master Fund and LSP Partners, LP (the “Waiver”); and
(ix) all such other documents in a form and substance as Lender reasonably requests.
(b) Deliveries of Lender. Lender shall (i) execute and deliver to Borrower the Prime Vendor Agreement and (ii) deliver to Borrower, by wire transfer of funds to an account designated by Borrower, any Advances properly requested by Borrower as of such date pursuant to the terms hereof.

(c) Conditions to Closing. Lender shall not be obligated to make the Credit Loan or to perform any other action hereunder until the following conditions have been satisfied on or before April 26, 2010 in a manner satisfactory to Lender in its sole discretion, or waived in writing by Lender:
(i) This Agreement shall have been duly executed by Borrower and delivered to Lender;
(ii) The deliveries of Borrower under Section 3(a) shall have been duly executed and delivered by the appropriate parties and all UCC filings shall have been made;
(iii) Borrower shall furnish evidence that the insurance policies provided for in Section 4(i) hereof are in full force and effect as of the Closing Date, together with appropriate evidence showing loss payable or additional insured clauses or endorsements in favor of Lender as required under such Section
(iv) All amounts shall have been paid by Borrower to ABDC and the Liens of ABDC shall have been released, all pursuant to the Termination and Release Agreement from ABDC;
(v) All representations or warranties by Borrower contained herein or in any of the other Loan Documents, and all representations and warranties made by Arcadia in the Guaranty Agreement shall be true and correct as of April 26, 2010, except to the extent that any such representation or warranty is expressly stated to relate to a specific earlier date, in which case, such representation and warranty shall be true and correct as of such earlier date;
(vi) No event or circumstance which reasonably could be expected to have a Material Adverse Effect shall have occurred as of the April 26, 2010; and
(vii) All consents and approvals and subordinations and lien releases shall have been executed and delivered and be in full force and effect prior to or contemporaneously with the making of the Credit Loan.
(d) Conditions to All Advances. The obligation of Lender to make any Advance, including an initial Advance, hereunder is subject to the satisfaction of the following further conditions:
(i) The representations and warranties contained in Section 4 hereof and all representations and warranties made by Arcadia in the Guaranty Agreement shall be true on and as of the date of each Advance hereunder with the same effect as though made on and as of each such date; and

(ii) On each such date no Event of Default shall have occurred and be continuing or exist or shall occur or exist after giving effect to the Advance to be made on such date. Each request for an Advance under Section 1 hereof shall constitute a certification by Borrower and Arcadia to both such effects.
4. REPRESENTATIONS, WARRANTIES AND AFFIRMATIVE COVENANTS
To induce Lender to enter into this Agreement and to make the Credit Loan, Borrower represents, warrants and affirmatively covenants to Lender (each of which representations, warranties and covenants shall survive the execution and delivery of this Agreement and shall be made on and from the Closing Date until full satisfaction of all Obligations) as follows:
(a) Existence; Compliance with Law. Borrower (i) is, as of the Closing Date, and will continue to be, (A) a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (B) duly qualified to do business and in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect, and (C) in compliance with all Requirements of Law and Contractual Obligations, the noncompliance with which, in any instance or in the aggregate, would or could have a Material Adverse Effect; and (ii) has and will continue to have (X) the requisite limited liability company power and authority and the legal right to execute, deliver and perform its obligations under this Agreement and the other Loan Documents, and to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease, and to conduct its business as now, heretofore or proposed to be conducted, and (Y) all licenses, permits, franchises, rights, powers, consents or approvals from or by all Persons or Governmental Authorities having jurisdiction over PrairieStone which are necessary or appropriate for the conduct of its business.
(b) Executive Offices; Limited Liability Company or Other Names. The true, correct and complete location of Borrower’s chief executive office, other offices, warehouses, other locations of Collateral and locations where records with respect to Collateral are kept (including in each case the county of such locations) are as set forth in Schedule 4(b) and, except as set forth in such Schedule, such locations have not changed during the preceding twelve months.
(c) Power, Authorization, Enforceable Obligations. The (x) execution, delivery and performance by Borrower of the Loan Documents and the Prime Vendor Agreement, (y) creation of all Liens pursuant to this Agreement and the other Loan Documents, and (z) use of proceeds by Borrower in accordance with Section 1(h) above, shall: (i) have been and will continue to be within Borrower’s power and authority; (ii) have been and will continue to be duly authorized by all necessary or proper action; (iii) have not been and will not be in violation or breach of any Requirement of Law or Contractual Obligation of Borrower; (iv) have not given and will not give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of or cancel, terminate or modify any Contractual Obligation of Borrower; (v) have not resulted and will not result in the creation or imposition of any Lien (other than Permitted Encumbrances and those Liens created pursuant to this Agreement) upon any of the Collateral; and (vi) have not required and will not require the consent or approval of any Governmental Authority or any other Person. As of the Closing Date each Loan Document shall have been duly executed and delivered on behalf of Borrower and, and each such Loan Document, upon such execution and delivery, shall be and will continue to be a legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency and other similar laws affecting creditors’ rights generally.
(d) Financial Statements; Books and Records. Borrower has delivered to Lender true, correct and complete copies of its Financial Statements, as of and for the period ending December 31, 2009 and February 28, 2010, which is attached to Schedule 4(d) hereto. Any and all Financial Statements or any and all financial information delivered by Borrower to Lender are true, correct and complete, and reflect fairly and accurately the financial condition of the Borrower as of the date of each such Financial Statement. Borrower shall keep adequate Books and Records with respect to the Collateral and each of its business activities in which proper entries, reflecting all consolidated and consolidating financial transactions, and payments and credits received on, and all other dealings with, the Collateral, will be made in accordance with GAAP and all Requirements of Law and on a basis consistent with the Financial Statements. From the Closing Date and until the full and indefeasible satisfaction of all Obligations, Borrower shall deliver to Lender: (i) within thirty (30) days following the end of each Fiscal Month, the Financial Statements of PrairieStone for such Fiscal Month, (ii) within sixty (60) days following the end of each fiscal year, the internally prepared, Financial Statements of PrairieStone for such fiscal year. . Each of the Financial Statements referenced in this Section shall be accompanied by a certification by the Chief Financial Officer of Arcadia and the Chief Executive Officer or Chief Financial Officer of PrairieStone that such Financial Statements are true, complete and correct and that there was no Default (or specifying those Defaults of which he or she was aware). Borrower is not “insolvent” within the meaning of that term as defined in the Federal Bankruptcy Code and Borrower is able to pay its debts as they mature.
(e) Subsidiaries and Affiliates: Equity and Indebtedness. All of the issued and outstanding Stock of Borrower (including all rights to purchase, options, warrants or similar rights or agreements pursuant to which Borrower may be required to issue, sell, repurchase or redeem any of its Stock) as of the Closing Date is owned by Arcadia. Borrower has no Subsidiaries other than JASCORP, LLC, a Wisconsin limited liability company, which is and will be wholly-owned by Borrower and which is not and will not engage in any business operation or own any assets. Borrower has no Indebtedness as of the Closing Date.
(f) Payment of Obligations. Borrower will pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all of their Charges and other obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of Borrower, and no material portion of the Collateral is or could reasonably be expected to become subject to any Lien or forfeiture or loss as a result of such contest.
(g) Litigation. Except as set forth on Schedule 4(g), no Litigation is pending or, to the knowledge of Borrower, threatened by or against Borrower or against Borrower’s properties or revenues (i) with respect to any of the Loan Documents or Prime Vendor Agreement or any of the transactions contemplated hereby or thereby or (ii) which could reasonably be expected to have a Material Adverse Effect, Except as set forth on Schedule 4(g), as of the Closing Date there is no Litigation pending or threatened against Borrower which seeks damages in excess of $50,000 or injunctive relief or alleges criminal misconduct of Borrower. Borrower shall notify Lender promptly in writing upon learning of the existence, threat or commencement of any material Litigation against Borrower, unless such Litigation is fully covered by insurance, or any allegation of criminal misconduct by Borrower.
(h) Full Disclosure. No information contained in any Loan Document, the Prime Vendor Agreement, the Financial Statements or any formal written statement furnished by or on behalf of Borrower pursuant to or in connection with any Loan Document, the Prime Vendor Agreement, or the transactions contemplated by any Loan Document or the Prime Vendor Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.
(i) Insurance. Borrower shall maintain, with financially sound and reputable insurers, insurance with respect to their property and business against such casualties and contingencies, of such types and in such amounts as is customary for established companies engaged in the same or similar business and similarly situated. Borrower will give Lender at least thirty (30) days prior written notice before any such policy or policies of insurance shall be altered or canceled. Borrower shall: (i) keep all insurance policies of Borrower in full force and effect at all times as of and after the Closing Date, with all of such containing loss payable or additional insured clauses or endorsements in favor of Lender; and (ii) furnish evidence to Lender of such insurance at least quarterly unless Lender has received an endorsement from Borrower’s insurers requiring at least thirty (30) days prior written notice to Lender from the insurers prior to cancellation of any insurance.
(j) Organizational Structure of Borrower. Schedule 4(k) sets forth in a diagram format the true, correct and complete organizational structure, equity ownership information, and certain other corporate information with respect to Borrower, including, without limitation: (i) the entity name, (ii) address of principal place of business, (iii) state of organization/formation (iv) form of entity (i.e., corporation, limited liability company, etc.), (v) list of all affiliates, parents, subsidiaries and sister entities and (vi) the names and ownership percentages of each Person who is a record and/or beneficial owner of any Stock in any such entities.
(k) Liens. Borrower has good and marketable title to all of its property and assets including, without limitation, those set forth on the Financial Statements. Except for Permitted Encumbrances, (i) there are no Liens on the assets of Borrower and (ii) Borrower has not created, assumed or permitted to exist any mortgage, pledge, encumbrance or other security interest or Lien upon any assets now owned or hereafter acquired by them. The security interests and Liens created by this Agreement and the other Loan Documents shall represent, except for Permitted Encumbrances, first Liens upon the Collateral which is pledged under this Agreement and the other Loan Documents.

(l) Conduct of Business. Borrower is and shall continue to be the only Affiliate of Arcadia engaged in the pharmacy business (which includes, without limitation, the marketing, sale, packaging and distribution of the DailyMed medication management system) and all assets of such pharmacy business are and shall continue to be owned solely by Borrower. Borrower (i) shall conduct its business substantially as now conducted and (ii) shall at all times maintain, preserve and protect all of the Collateral and Borrower’s other property, used or useful in the conduct of its business and keep the same in good repair, working order and condition and make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices.
(m) Inspection of Collateral and Information. Borrower will keep adequate records concerning the Collateral and will permit Lender and all representatives appointed by Lender, including independent accountants, agents, attorneys, appraisers and any other persons to inspect any of the Collateral upon reasonable notice and the books and records of or relating to the Collateral at any time during normal business hours, and to make photocopies and photographs thereof, and to write down and record any information as such representatives shall obtain. Borrower will furnish to Lender any information which Lender may from time to time reasonably request concerning any covenant, provision or representation contained herein or any other matter in connection with the Collateral.
(n) Other Reports and Information. Borrower shall advise Lender promptly, in reasonable detail, of: (i) any Lien, other than Permitted Encumbrances, attaching to or asserted against any of the Collateral or any occurrence causing a material loss or decline in value of any Collateral and the estimated (or actual, if available) amount of such loss or decline; (ii) any material change in the composition of the Collateral otherwise than in the ordinary course of business; (iii) any expansion of its business operations, other than in the ordinary course of business, including the creation of any additional Affiliates; and (iv) the occurrence of any; Default or other event which has had or could reasonably be expected to have a Material Adverse Effect. Borrower shall, upon request of Lender, promptly furnish to Lender such other reports and information in connection with the affairs, business, financial condition, operations, prospects or management of Borrower or the Collateral as Lender may request, all in reasonable detail.
(o) Condition of Goods. Borrower will maintain, preserve, protect and keep all Collateral which constitutes goods in good condition, repair and working order (ordinary wear and tear excepted) and will cause such Collateral to be used and operated in a good and workmanlike manner, in accordance with applicable law and in a manner which will not make void or cancelable any insurance with respect to such Collateral. Borrower will promptly make or cause to be made all repairs, replacements and other improvements to or in connection with the Collateral which are necessary or desirable or that Lender may reasonably request to such end.
(p) Insurance and Payment of Taxes, etc. Borrower will, at its own expense, maintain insurance with respect to all Collateral which constitutes goods in such amounts, against such risks, in such form and with such insurers, as shall be satisfactory to Lender from time to time. Borrower (i) will timely pay all property and other taxes, assessments and governmental charges or levies imposed upon the Collateral or any part thereof; (ii) will timely pay all lawful claims which, if unpaid, might become a Lien or Charge upon the Collateral or any part thereof; and (iii) will maintain appropriate accruals and reserves for all such liabilities in a timely fashion in accordance with GAAP. Borrower may, however, delay paying or discharging any such taxes; assessments, charges, claims or liabilities so long as the validity thereof is contested in good faith by proper proceedings and Borrower have set aside on their books adequate reserves therefore.

(q) Accounts. Borrower will, except as otherwise provided herein, collect, at their own expense, all amounts due or to become due under each of the Accounts. In connection with such collections, Borrower may (and, at Lender’s direction, will) take such action as Borrower or Lender may deem necessary or advisable to enforce collection or performance of each of the Accounts. Borrower will duly perform and cause to be performed each of its obligations with respect to the goods or services, the sale or lease or rendition of which gave rise or will give rise to each Account.
(r) Transfer or Encumbrance. Borrower will not sell, assign (by operation of law or otherwise), transfer, exchange, lease or dispose of any of the Collateral, nor will Borrower grant a Lien in or execute, file or record any financing statement or other security instrument with respect to the Collateral, nor will Borrower deliver actual or constructive possession of the Collateral to any other Person, other than sales of Inventory in the ordinary course of business of Borrower.
(s) Possession and Compromise of Collateral. Borrower will not cause or permit the removal of any item of the Collateral from its possession, control and risk of loss. Borrower will not adjust, settle, compromise, amend or modify any of the Collateral, other than an adjustment, settlement, compromise, amendment or modification in good faith and in the ordinary course of business, other than during the continuance of an Event of Default, of any Accounts.
(t) Financing Statement Filings. Borrower will not cause or permit any change to be made in its name, identity or corporate structure, or any change to be made to a jurisdiction other than as represented in Section 3.1 hereof (i) in the location of any Collateral, (ii) the location of any records concerning any Collateral or (iii) in the location of Borrower’s residence or chief executive office or chief place of business, as the case may be, unless Borrower shall have notified Lender of such change at least thirty (30) days prior to the effective date of such change, and shall have first taken all action required by Lender for the purpose of further perfecting or protecting the security interest in favor of Lender in the Collateral.
(u) Use of Proceeds. Use of proceeds of all borrowings under the Credit Loan by Borrower shall be in accordance with the provisions contained in Section 1 of this Agreement.
(v) Further Assurances. At any time and from time to time, upon the written request of Lender and at the sole expense of Borrower, Borrower shall promptly and duly execute and deliver any and all such further instruments and documents and take such further action as Lender may reasonably deem desirable (i) to obtain the full benefits of this Agreement and the other Loan Documents and Prime Vendor Agreement, (ii) to protect, preserve, maintain, exercise or enforce Lender’s rights in any Collateral, or (iii) to enable Lender to exercise all or any of the rights and powers herein granted.

5. NEGATIVE COVENANTS
Borrower covenants and agrees that, without Lender’s prior written consent from the Closing Date until the full satisfaction of all amounts due and owing under the Credit Loan and the Note (as determined by Lender in its reasonable discretion), Borrower shall not, directly or indirectly, by operation of law or otherwise:
(a) Subsidiary. Form any Subsidiary, acquire any new Subsidiary through Stock purchase, merger or similar means, or make any investment in or loan or advance to, any Person, provided that Lender’s consent to any such actions shall not be unreasonably withheld if such person executes a joinder to this Agreement, a security agreement, other documents similar to the Loan Documents deemed necessary or appropriate by Lender and a guaranty by any new Subsidiary in form and substance satisfactory to Lender in its sole discretion;
(b) Intercompany Transactions. Enter into any lending, borrowing or other commercial transaction with any of its Affiliates other than as permitted in Section 5(h);
(c) Change to Business. Make any changes in any of its business objectives, purposes, or operations which could reasonably be expected to adversely affect repayment of the Obligations or could reasonably be expected to have a Material Adverse Effect, or engage in any business other than that presently engaged in or proposed to be engaged in, or amend its charter or by-laws or other organizational documents or changes its name, jurisdiction of organization or principal place of business;
(d) Indebtedness. Incur any Indebtedness other than: (i) the Credit Loan and any subsequent Indebtedness to Lender; (ii) open account trade debt incurred in the ordinary course of business; (iii) Indebtedness in respect of purchase money financing to the extent the amount incurred does not exceed the purchase price of such property; and (iv) Indebtedness that is expressly subordinated to Borrower’s Indebtedness to Lender, pursuant to any subordination agreement acceptable to Lender.
(e) Liens. Except as to Indebtedness that may be incurred under Section 5(d)(iii) that is secured by a Lien on the property that is subordinate to the Liens created by this Agreement and the Loan Documents, Borrower shall not create, assume or permit to exist any mortgage, pledge, encumbrance or security interest or Lien upon any assets now owned or hereafter acquired by Borrower except for Permitted Encumbrances;
(f) Merger or Transfer of Assets. Merge or consolidate with or into any person, firm or entity or lease, sell, transfer or otherwise dispose of all or substantially all of its property, assets and business whether now owned or hereafter acquired;
(g) Other Changes. Change its name, chief executive office, state of organization, corporate offices, warehouses or other Collateral locations, or location of its records concerning the Collateral, or acquire, lease or use any real estate after the Closing Date without such Person, in each instance, giving ten (10) days prior written notice thereof to Lender and taking all actions deemed necessary or appropriate by Lender to continuously protect and perfect Lender’s Liens upon the Collateral;
(h) Restricted Payment. Make or permit any Restricted Payment.

6. EVENTS OF DEFAULT
(a) Events. The occurrence of any one or more of the following events (regardless of the reason therefore) shall constitute an “Event of Default” Or “Default” hereunder:
(i) Failure of Borrower to make any payment under this Agreement or the Note within five (5) calendar days following the date that such payment is due, or failure of Borrower to make any payment under any purchase account or credit arrangement with Lender or its Affiliates (including, without limitation, under the Prime Vendor Agreement) within five (5) calendar days or the grace period, if any, provided in such arrangement; or
(ii) Borrower shall breach or be in default in the performance of any covenant or agreement contained in this Agreement or any other Loan Document or the Prime Vendor Agreement which has not been cured within thirty (30) days notice from Lender; (except as otherwise provided in Section 6(a)(i); or
(iii) The occurrence of an “Event of Default” or “Default” as defined in any other Loan Document; or
(iv) Any material representation or warranty in this Agreement or any other Loan Document or the Prime Vendor Agreement, or in any written statement pursuant hereto or thereto, or in any report, financial statement or certificate made or delivered to Lender by Borrower or Arcadia shall be untrue or incorrect as of the date when made or deemed made; or
(v) Any other event shall have occurred which has had a Material Adverse Effect or a material adverse effect on the business, assets, operations, property or financial or other condition of Arcadia; or
(vi) beginning with fiscal quarter January 1, 2012 to March 31, 2012 PrairieStone’s EBITDA for any fiscal quarter is negative or beginning January 1, 2012 PrairieStone’s current assets divided by current liabilities is less than .75; or
(vii) A Change of Control shall have occurred with respect to Borrower or Arcadia; or
(viii) Filing of a petition by or against Borrower or Arcadia under the U.S. Bankruptcy Code, as amended from time to time, or similar law; appointment of a receiver, trustee, custodian or liquidator of or for any part of the assets or property of Borrower or Arcadia; Borrower or Arcadia becomes insolvent; or Borrower or Arcadia makes a general assignment for the benefit of creditors or generally fails to pay debts as they become due or admits in writing its inability to pay its debts as they become due; or
(ix) Borrower or Arcadia shall materially breach any material agreement between Borrower and Lender or its Affiliates relating to the purchase and sale of goods or the leasing of equipment, and such material breach is not cured under the terms of that material agreement; or

(x) The Prime Vendor Agreement expires or is terminated; or
(xi) Any Loan Document shall for any reason fail to create a valid and perfected first priority security interest in any Collateral or any Loan Document shall fail to remain in full force or effect, or any action shall be taken by Borrower or Arcadia to discontinue or to assert the invalidity or unenforceability of, or the security interest created under, any Loan Document; or
(xii) Borrower or any of its Affiliates shall breach or be in default of any covenant or agreement or any material representation or warranty contained in any document or agreement evidencing Indebtedness in excess of $5 million including, without limitation, the current credit facility of Borrower’s Affiliate with Comerica Bank and breach or default is not cured within the terms of the applicable agreement.
(b) Remedies. (i) if an Event of Default shall occur and be continuing, Lender may exercise, in addition to all other rights and remedies granted to it in this Agreement or any other Loan Document, or in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the UCC and applicable law. Without limiting the generality of the foregoing, Lender, without demand of performance or other demand, presentment, protest, or notice of any kind (except any notice required by law referred to below) to or upon Borrower or any other person or entity (all and each of which are hereby waived), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange; broker’s board or office of Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity or redemption in Borrower, which right or equity is hereby waived or released. Borrower further agrees, at Lender’s request, to assemble the Collateral and make it available to Lender at any place or places which Lender shall reasonably select, whether at Borrower’s premises or elsewhere. Lender shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale, after deducting all reasonable costs and expenses of every kind incurred therein or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of Lender hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in such order as Lender may elect, and only after such application and after the payment by Lender of any other amount required by any provision of law, need Lender to account for the surplus, if any, to Borrower. To the extent permitted by applicable law, Borrower waives all claims, damages and demands any of them may acquire against Lender arising out of the exercise by Lender of any of its rights hereunder, provided that such release shall not apply to any claim, damage or demand resulting directly from the gross negligence, actual willful misconduct or bad faith of Lender. If any notice of a proposed sale or other disposition of

Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least seven (7) days before such sale or other disposition. Borrower shall remain liable for any deficiency if the proceeds of any sale or other disposition of its Collateral are insufficient to pay the Obligations and the fees and disbursements of any attorneys employed by Lender to collect such deficiency.
(ii) Additionally, upon any Event of Default described in Section 6(a)(viii), the Credit Loan shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of Lender and upon any other Event of Default, Lender may, by written notice to Borrower, declare the unpaid balance of the Credit Loan then outstanding and interest accrued thereon and all other liabilities of Borrower hereunder and all other Obligations to be forthwith due and payable, and the same shall thereupon become and be immediately due and payable (provided, however, if the Event of Default is pursuant to Section 6(a)(x) and is a result of a material breach of the Prime Vendor Agreement by Lender and Borrower’s termination of the Prime Vendor Agreement due to such material breach by Lender, then the unpaid balance of the Credit Loan then outstanding shall not be due and payable until sixty (60) days after termination), without presentment, demand, or protest, all of which are hereby expressly waived.
(c) Remedies Cumulative, Exclusive and Concurrent. All rights and remedies under this Agreement, the Note and all other Loan Documents and the Prime Vendor Agreement shall be cumulative, may be exercised by Lender singly, jointly, consecutively or concurrently, in any sequence, and Lender shall not be deemed to elect or waive any other remedies by exercise of one remedy. Lender shall have the right to proceed against Borrower, under one Loan Document, under each Loan Document, or under any number or combination of Loan Documents, as Lender may elect in its sole discretion. The exercise of any right or remedy under any one or combination of Loan Documents or the Prime Vendor Agreement against Borrower by Lender shall not be deemed to elect or waive any other right or remedy Lender may have under any other Loan Documents or the Prime Vendor Agreement against Borrower.
7. INDEMNIFICATION AND LIMITATION OF LIABILITY
(a) Indemnity. Borrower agrees to indemnify and hold Lender and its Affiliates, and their respective officers, directors, employees, attorneys and agents (each, an “Indemnified Person”), harmless from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses of any kind or nature whatsoever (including reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) which may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the Prime Vendor Agreement or with respect to the execution, delivery, enforcement, performance and administration of, or in any other way arising out of or relating to, this Agreement and the other Loan Documents or any other documents or transactions contemplated by or referred to herein or therein and any actions or failures to act with respect to any of the foregoing (collectively, “Indemnified Liabilities”), except to the extent that any such Indemnified Liability is finally determined by a court of competent jurisdiction to have resulted solely from such Indemnified Person’s gross negligence, willful misconduct or bad faith.

(b) Limitation. NO INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO BORROWER, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR ANY ACT OR FAILURE TO ACT UNDER ANY POWER OF ATTORNEY OR FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN EXTENDED, SUSPENDED OR TERMINATED UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE PRIME VENDOR AGREEMENT OR AS A RESULT OF ANY OTHER TRANSACTION CONTEMPLATED HEREUNDER OR THEREUNDER.
8. SUCCESSORS AND ASSIGNS
Each Loan Document shall be binding on and shall inure to the benefit of Borrower, Lender, and their respective successors and assigns, except as otherwise provided herein or therein. Borrower may not assign, transfer, hypothecate, delegate or otherwise convey any of their rights, benefits, obligations or duties under any Loan Document without the prior express written consent of Lender. Any such purported conveyance by Borrower without the prior express written consent of Lender shall be void. There shall be no third party beneficiaries of any of the terms and provisions of any of the Loan Documents, except as expressly set forth therein.
9. MISCELLANEOUS
(a) Incorporation by Reference; Complete Agreement; Modification of Agreement. All schedules, attachments, addenda and exhibits hereto or expressly identified herein are hereby incorporated in this Agreement by reference and constitute but a single agreement. This Agreement and the other Loan Documents constitute the complete and entire agreement between the parties with respect to the subject matter hereof and thereof, and supersede all prior agreements, commitments, understandings or inducements (oral or written, expressed or implied). No Loan Document may be modified, altered or amended except by a written agreement signed by Lender and Borrower. Borrower shall have, and will be required to perform, all duties and obligations under this Agreement and such other Loan Documents from the date of its or their execution and delivery, regardless of whether the Credit Loan has been funded at that time.
(b) No Waiver. Neither Lender’s failure, at any time, to require strict performance by Borrower of any provision of any Loan Document, nor Lender’s failure to exercise, nor any delay in exercising, any right, power or privilege hereunder, shall operate as a waiver thereof or waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or future exercise thereof or the exercise of any other right, power or privilege. Any suspension or waiver of a Default or other provision under the Loan Documents shall not suspend, waive or affect any other Default or other provision under any Loan Document, and shall not be construed as a bar to any right or remedy which Lender would otherwise have had on any future occasion. None of the undertakings, indemnities, agreements, warranties, covenants and representations of Borrower and Arcadia to Lender contained in any Loan Document and no Default, by Borrower under any Loan Document shall be deemed to have been suspended or waived by Lender, unless such waiver or suspension is by an instrument in writing signed by an officer or other authorized employee of Lender and directed to Borrower specifying such suspension or waiver (and then such waiver shall be effective only to the extent therein expressly set forth), and Lender shall not, by any act (other than execution of a formal written waiver), delay, omission or otherwise, be deemed to have waived any of its rights or remedies hereunder.
(c) Severability, Section Titles. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of any Loan Document shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of such Loan Document. Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under the Loan Documents shall in any way affect or impair the Obligations, duties, covenants, representations and warranties, indemnities, and liabilities of Borrower or the rights of Lender relating to any unpaid Obligation (due or not due, liquidated, contingent or unliquidated), or any transaction or event occurring prior to such termination or cancellation, or any transaction or event, the performance of which is not required until after the Closing, all of which shall not terminate or expire, but rather shall survive such termination or cancellation and shall continue in full force and effect. The Section titles contained in any Loan Document are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.
(d) Notices. All notices, demands, requests, consents, approvals or other communications required or permitted hereunder must be in writing and will be effective upon receipt if delivered personally to such party, or if sent by facsimile transmission with confirmation of delivery or by a nationally recognized overnight courier service, for Borrower to the address set forth in Schedule 4(k) hereto and for Lender to H. D. Smith Wholesale Drug Co., 3063 Fiat Avenue, Springfield, Illinois 62703, attention C.E.O., or to such other address as any party may give to the other in writing for such purpose.
(e) Counterparts. Any Loan Document may be executed by facsimile or via e-mail in PDF format or in any number of separate counterparts by any one or more of the parties thereto, and all of said counterparts taken together shall constitute one and the same instrument.
(f) Time of the Essence. Time is of the essence for performance of the Obligations under the Loan Documents.
(g) GOVERNING LAW. THE LOAN DOCUMENTS HAVE BEEN EXECUTED AND DELIVERED IN THE STATE OF INDIANA, AND THE OBLIGATIONS ARISING UNDER THE LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF INDIANA APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES THEREOF REGARDING CONFLICTS OF LAWS.

(h) SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.
(i) BORROWER HEREBY CONSENTS AND AGREES THAT THE STATE COURTS LOCATED IN MARION COUNTY, INDIANA AND THE FEDERAL DISTRICT FOR THE SOUTHERN DISTRICT OF INDIANA SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWER AND LENDER PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED, THAT LENDER AND BORROWER ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF INDIANA; AND FURTHER PROVIDED, THAT NOTHING IN THIS, AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE LENDER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO COLLECT THE OBLIGATIONS, TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF LENDER. BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND BORROWER HEREBY WAIVES ANY OBJECTION WHICH BORROWER MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS. BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO BORROWER AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF BORROWER’S ACTUAL RECEIPT THEREOF OR, PROVIDED THAT THE SUMMONS, COMPLAINT OR PROCESS IS ADDRESSED TO BORROWER AS PROVIDED IN THIS AGREEMENT, THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID.
(ii) THE PARTIES HERETO WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE BETWEEN LENDER AND BORROWER ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT OR TO THE RELATIONSHIPS ESTABLISHED BETWEEN THEM IN CONNECTION WITH THE LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.
(i) Disclosure and Press Releases. Borrower will not in the future issue any press release or other public disclosure using the name of Lender or its Affiliates or referring to this Agreement or the other Loan Documents without the prior written consent of Lender unless (and only to the extent that) Borrower or their Affiliates are required to do so under law and then, in any event, Borrower and their Affiliates will consult with Lender before issuing such press release or other public disclosure.

(j) Costs and Expenses. Each party hereto shall be liable for its own respective costs and expenses which such party may incur from time to time arising from or relating to the administration of, or exercise, enforcement or preservation of rights or remedies under, this Agreement or any other Loan Documents.
(k) No Joint Venture. Notwithstanding anything to the contrary herein contained or implied, Lender, by this Agreement or any other Loan Document or the Primary Vendor Agreement, or by any action pursuant hereto, shall not be deemed to be a partner of, or a joint venturer with, Borrower.
10. DEFINITIONS.
Capitalized terms used in this Agreement and the other Loan Documents shall have (unless otherwise provided elsewhere in this Agreement or in the other Loan Documents) the following respective meanings:
(a) “ABDC” means AmeriSourceBergen Drug Corporation, a Delaware corporation.
(b) “Account” means any account as that term is defined in the UCC.
(c) “Affiliate” shall mean, with respect to any Person: (i) each other Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of the Stock having ordinary voting power for the election of directors, managers or other similar governing body of such Person; (ii) each other Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person; or (iii) each of such Person’s officers, directors, joint venturers and partners. For the purpose of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise. In addition, with respect to an individual, “Affiliate” shall include any Family Member of such individual. The terms “controlling” and “controlled” have meanings correlative of the foregoing. “Family Member” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of an individual, or any other Person (whether or not actually related) living in such individual’s household.
(d) “Agreement” shall mean this Credit and Security Agreement including all appendices, exhibits or schedules attached or otherwise identified thereto, restatements and modifications and supplements thereto, and any appendices, exhibits or schedules to any of the foregoing, each as in effect at the time such reference becomes operative; provided, that except as specifically set forth in this Agreement, any reference to the Schedules to this Agreement shall be deemed a reference to the Schedules as in effect on the Closing Date or in a written amendment thereto executed by Borrower and Lender.
(e) “Arcadia” means Arcadia Resources, Inc., a Nevada corporation.

(f) “Books and Records” shall mean all books, records, board minutes, contracts, licenses, insurance policies, environmental audits, business plans, files, computer files, computer discs and other data and software storage and media devices, accounting books and records, financial statements (actual and pro forma), filings with Governmental Authorities and any and all records and instruments relating to the Collateral or Borrower’s businesses.
(g) “Change of Control” shall mean, with respect to any Person on or after the Closing Date, that any change in the composition of its stockholders or members as of the Closing Date shall occur which would result in any stockholder, member or group acquiring 49.9% or more of any class of Stock or ownership interest of such Person, or that any Person (or group of Persons acting in concert) shall otherwise acquire, directly or indirectly (including through Affiliates), the power to elect a majority of the Board of Directors or managing members of such Person or otherwise direct the management or affairs of such Person by obtaining proxies, entering into voting agreements or trusts, acquiring securities or otherwise; provided that Lender acquiring such Stock, ownership interest, rights or powers in Borrower shall not be a Change in Control. Notwithstanding the foregoing, the transfer or assignment of a membership interest in Borrower, shall not constitute a “Change of Control” so long as Arcadia continues as the direct or indirect owner of at least 60% of the membership interest of Borrower.
(h) “Charges” shall mean all Federal, state, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to Pension Benefit Guaranty Corporation at the time due and payable), levies, customs or other duties, assessments, charges, liens, and all additional charges, interest, penalties, expenses, claims or encumbrances upon or relating to (i) the Collateral, (ii) the Obligations, (iii) the employees, payroll, income or gross receipts of Borrower, (iv) the ownership or use of any assets by Borrower, or (v) any other aspect of Borrower’s businesses.
(i) “Closing Date” shall have the meaning assigned to it in the first paragraph of this Agreement.
(j) “Collateral” shall mean all of PrairieStone’s assets and property, tangible and intangible, other than real estate, howsoever arising, wherever located and whether now owned or existing or hereafter existing or acquired, including, but not limited to, the following: All Accounts, Deposit Accounts, all other bank accounts and all funds on deposit therein; all money, cash and cash equivalents; all Stock; all Investment Property; all Goods (including Inventory, Equipment and Fixtures); all Chattel Paper, Documents and Instruments; all Books and Records; all General Intangibles (including all trademarks, patents, copyrights, customer and vendor names and information and all other Intellectual Property and proprietary information, contract rights, choses in action, Payment Intangibles and Software); all letters of credit; all Letter-of-Credit Rights; all Supporting Obligations; and to the extent not otherwise included, all Proceeds, tort claims, insurance claims and other rights to payment not otherwise included in the foregoing and products and Proceeds of all and any of the foregoing and all accessions to, substitutions and replacements for, and rents and profits of, each of the foregoing. Capitalized terms used in the foregoing but not defined in this Agreement shall have the meanings given in the Indiana Uniform Commercial Code.
(k) “Contractual Obligation” shall mean as to any Person, any provision of any security issued by such Person or of any contract, agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

(l) “EBITDA” shall mean, for any period, the net income attributable to the operations and business of the subject entity excluding corporate allocations (the “Net Income”) plus the following items: (i) all amounts deducted in the calculation of Net Income in respect of income Taxes, whether paid, accrued or deferred for such period; (ii) all amounts deducted in the calculation of Net Income in respect of depreciation and amortization for such period; (iii) all amounts deducted in the calculation of Net Income in respect of the aggregate interest expense for such period; and (iv) all amounts deducted in the calculation of Net Income in respect of non-recurring fees and expenses during such period relating to a one-time event, such as an acquisition, subject to advance approval by Lender, less the following item: all amounts included in the calculation of Net Income in respect of aggregate interest income for such period.
(m) “Eligible Accounts” shall mean as at the date of determination, all Accounts of Borrower, except any Account:
(i) that is older than 90 days from its date of invoice or is owed by an account debtor which has an aggregate of more than $2,500 in Accounts older than 90 days from their dates of invoice;
(ii) that does not arise from the sale of goods or the performance of services in the ordinary course of business; or upon which (A) the right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever or (B) Borrower, is not able to bring suit or otherwise enforce its remedies against the Account debtor through judicial process;
(iii) against which any defense, counterclaim or setoff, whether well-founded or otherwise, is asserted or which is a “contra” Account;
(iv) that is not a true and correct statement of a bona fide indebtedness incurred in the amount of the Account for merchandise sold or services performed and accepted by the Account debtor obligated upon such Account;
(v) that is not owned by Borrower, or is subject to any right, claim, or interest of another Person, other than the Lien in favor of Lender;
(vi) that arises from a sale to or performance of services for an employee, Affiliate, Subsidiary or owner of Stock of Borrower or Arcadia, or an entity which has common officers or directors with Borrower or Arcadia;
(vii) that is the obligation of an Account debtor that is the Federal (or local) government or a political subdivision thereof, unless Lender has agreed to the contrary in writing and Borrower, has complied with the Federal Assignment of Claims Act of 1940 (or the state equivalent thereof, if any) with respect to such obligation;
(viii) that is the obligation of an Account debtor located in a foreign country unless such Account is supported by a letter of credit in which Lender has a first priority perfected security interest by control (as contemplated by the UCC) or credit insurance acceptable to Lender (and naming Lender as loss payee);

(ix) that is the obligation of an Account debtor to whom Borrower is or may become liable for goods sold or services rendered by the Account debtor to Borrower, to the extent of Borrower’s liability to such Account debtor;
(x) that arises with respect to goods which are delivered on a cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account debtor may be conditional;
(xi) is an obligation of an Account Debtor that has suspended business, made a general assignment for the benefit of creditors, is unable to pay its debts as they become due or as to which a petition has been filed (voluntary or involuntary) under any law relating to bankruptcy, insolvency, reorganization or relief of debtors;
(xii) that arises from any bill-and-hold or other sale of goods which remain in Borrower’s possession or control;
(xiii) as to which Lender’s interest therein is not a first priority perfected security interest;
(xiv) as to which any of Borrower’s representations or warranties pertaining to Accounts are untrue; or
(xv) that represents interest payments, late or finance charges, or service charges owing to Borrower.
(n) “Eligible Inventory” shall mean as at the date of determination, all Inventory of the Borrower, except any Inventory that:
(i) is not subject to a first priority perfected security interest of Lender or is not owned by Borrower free and clear of all Liens and rights of others (except the Liens in favor of Lender);
(ii) is obsolete, is not good and saleable in the ordinary course of business or would not constitute a saleable return as used in Lender’s return policy to which Borrower is subject pursuant to the Prime Vendor Agreement, or if Borrower is no longer a party to the Prime Vendor Agreement, then Lender’s standard returns policy;
(iii) is not located on premises owned or operated by Borrower or is located on premises with respect to which Lender has not received a landlord or mortgagee letter acceptable in form and substance to Lender, if Lender shall so request;
(iv) is in transit, other than Eligible In-Transit Inventory;
(v) is covered by a negotiable document of title, unless such document and evidence of acceptable insurance covering such Inventory has been delivered to Lender,
(vi) does not meet all standards imposed by any Governmental Authority, including with respect to its production, acquisition or importation (as the case may be);

(vii) is placed by Borrower on consignment or held by Borrower on consignment from another Person;
(viii) is held for rental or lease by or on behalf of Borrower;
(ix) is produced in violation of the Fair Labor Standards Act and subject to the “hot goods” provisions contained in 29 U.S.C. § 215 or any successor statute or section;
(x) in any way fails to meet or violates any warranty, representation or covenant contained in this Agreement or any other Loan Document; or
(xi) is subject to any licensing, patent, royalty, trademark, trade name or copyright agreement with any third parties.
(o) “Eligible In-Transit Inventory” means all finished goods Inventory not covered by Letters of Credit, which is in transit to one of Borrower’s locations and which (i) has been paid for and is owned by Borrower, (ii) is fully insured, (iii) is subject to a first priority security interest in and lien upon such goods in favor of Lender (except for any possessory lien upon such goods in the possession of a freight carrier or shipping company securing only the freight charges for the transportation of such goods to Borrower), (iv) is evidenced or deliverable pursuant to documents, notices, instruments, statements and bills of lading that have been delivered to Lender or an agent acting on its behalf, and (v) is otherwise deemed to be “Eligible Inventory” hereunder.
(p) “Equipment” means any owned equipment as that term is defined in the UCC and all of the following, whether or not described or included and without limiting the generality of the foregoing (in all cases whether now owned or hereafter acquired and wherever located): all machinery, equipment, furnishing and fixtures, whether affixed to real property or not, and all additions, substitutions for, replacements of or extensions to any of such items and all attachments components, parts (including spare parts) and accessories whether installed thereon or affixed thereto.
(q) “Financial Statements” shall mean the consolidated income statement and balance sheet of a business entity and its Subsidiaries, if any, internally prepared for each fiscal month, fiscal quarter or fiscal year.
(r) “GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time, consistently applied.
(s) “Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
(t) “Indebtedness” means, with respect to any Person, (i) indebtedness or obligations of such Person, direct or contingent, which in accordance with GAAP should be included in determining total liabilities as shown on the liability side of a balance sheet of such Person at the date as of which Indebtedness is to be determined, including contingent liabilities which, in accordance with such principles, would be set forth in a specific dollar amount on the liability side of such balance sheet; (ii) the undrawn face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder and any unpaid reimbursement obligations or indemnity with respect thereto; (iii) liabilities or obligations (contingent or otherwise) of others for which such Person is liable, by suretyship, guaranty, discount, endorsement, take-or-pay funds or other agreement having the effect of a guaranty or otherwise, whether or not such liabilities or obligations shall have been assumed by it; and (iv) liabilities secured by a Lien on any property of a Person, whether or not such secured liability is with or without recourse.
(u) “Intellectual Property” shall mean all intellectual property of Borrower, including, without limitation, (i) all patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (ii) all trademarks, service marks, trade dress, trade names, and corporate names and all the goodwill and quality control standards associated therewith; (iii) all registered and unregistered statutory and common law copyrights; (iv) all registrations, applications and renewals for any of the foregoing; (v) all trade secrets, confidential information, ideas, formulae, compositions, knowhow, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, improvements, proposals, technical and computer data, financial, business and marketing plans, and customer and supplier lists and related information; (vi) all other proprietary rights (including, without limitation, all computer software and documentation and all license agreements and sublicense agreements to and from third parties relating to any of the foregoing); (vii) all copies and tangible embodiments of the foregoing in whatever form or medium; (viii) all damages and payments for past, present and future infringements of the foregoing; (ix) all royalties and income due with respect to the foregoing; and (x) the right to sue and recover for past, present and future infringements of the foregoing.
(v) “Inventory” means any inventory as that term is defined in the UCC and shall include tangible personal property held for sale or lease or to be furnished under contracts of service, tangible personal property which debtor has so leased or furnished, and raw materials, work in process and materials used, produced or consumed in debtor’s business, and shall include tangible personal property returned to debtor by a purchaser or lessor thereof following the sale or lease thereof by debtor. All equipment, accessories and parts attached to or added to items of Inventory and all accessions thereto shall be deemed to be part of the Inventory.
(w) Intentionally Blank
(x) “Lien” shall mean any mortgage, security deed or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, security title, easement or encumbrance, or preference, priority or security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the UCC or comparable law of any jurisdiction).
(y) “Litigation” shall mean any subpoena, claim, lawsuit, litigation, investigation or proceeding from, of or before any arbitrator or Governmental Authority.

(z) “Loan Documents” shall mean this Agreement, the Note, the Guaranty Agreement, the Security Documents, Financial Statements, the Pledge Agreement, the Warrant, the Waivers and all security agreements, pledges, guaranties, subordination agreements, mortgages and all other formal documents, instruments, certificates, and notices at any time delivered by any Person (other than Lender) in connection with any of the foregoing.
(aa) “Material Adverse Effect” shall mean: a material adverse effect on (i) the business, assets, operations, prospects or financial or other condition of Borrower or the industry within which Borrower operates (ii) Borrower’s ability to pay or perform the Obligations to which Borrower is a party in accordance with the terms thereof, (iii) the Collateral or Lender’s Liens on the Collateral or the priority of any such Lien, or (iv) Lender’s rights and remedies under this Agreement and the other Loan Documents or Prime Vendor Agreement. Material non-cash charges, specifically those recorded in conjunction with the periodic goodwill/intangible asset impairment analysis, are not considered, in and of themselves, a Material Adverse Effect.
(bb) “Obligations” shall mean all loans, advances, debts, expense reimbursement, fees, liabilities, and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or amounts are liquidated or determinable) and all Indebtedness owing by Borrower to Lender, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, whether arising under this Agreement or any of the Loan Documents or the Prime Vendor Agreement, or under any other agreement between Borrower, on the one hand, and Lender, on the other, and all covenants and duties regarding such amounts. The term “Obligations” shall include, without limitation, all principal, interest (including interest accruing at the then applicable rate provided in this Agreement or the Note after the maturity of the Credit Loan and interest accruing at the then applicable rate provided in this Agreement or the Note after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees, Charges, expenses, attorneys’ fees and any other sum chargeable to Borrower under any of the Loan Documents, and all principal and interest due in respect of the Credit Loan and all obligations and liabilities of any guarantor or surety under any Security Document.
(cc) “Permitted Encumbrances” shall mean the following encumbrances: (i) Liens for taxes or assessments or other governmental Charges or levies, either not yet due and payable or to the extent that nonpayment thereof is permitted by the terms of Section 3(1); (ii) pledges or deposits securing obligations under worker’s compensation, unemployment insurance, social security or public liability laws or similar legislation; (iii) pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which Borrower is a party as lessee made in the ordinary course of business; (iv) deposits securing public or statutory obligations of Borrower; (v) inchoate and unperfected workers’, mechanics’, or similar liens arising in the ordinary course of business; (vi) carriers’, warehousemen’s, suppliers’ or other similar possessory liens arising in the ordinary course of business and securing Indebtedness not yet due and payable in an outstanding aggregate amount not in excess of $20,000 at any time so long as such Liens attach only to Inventory; (vii) deposits of money securing, or in lieu of, surety, appeal or customs bonds in proceedings to which Borrower is a party; and (viii) zoning restrictions, easements, licenses, or other restrictions on the use of real property or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such real estate.

(dd) “Person” shall mean any individual, sole proprietorship, partnership, limited liability partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, entity or government (whether Federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof), and shall include such Person’s successors and assigns.
(ee) “Proceeds” means whatever is received when Collateral is sold, exchanged, collected or otherwise disposed of.
(ff) “Requirement of Law” shall mean as to any Person, the Certificate or Articles of Incorporation and By-Laws, the Articles of Organization and Limited Liability Company Agreement, or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case binding upon such Person or any of its property or to which such Person or any of its property is subject.
(gg) “Restricted Payment” shall mean: (i) the payment, declaration or distribution of any cash, dividend or other property or assets, or the incurrence of any liability to make any payment, declaration or distribution of any cash, dividend or other property or assets on or in respect of Borrower’s Stock or other ownership interest; (ii) any payment or distribution made in respect of any Indebtedness of Borrower other than made in favor of Lender; (iii) any payment on account of the purchase, redemption, defeasance or other retirement of Borrower’s Stock or Indebtedness or any other payment or distribution made in respect of any thereof, either directly or indirectly; other than that arising under this Agreement; (iv) any payment, loan, contribution, or other transfer of funds or other property to any Affiliate of Borrower or stockholder of Arcadia, except payment of any reimbursement of expenses, management fees or compensation to any Affiliate of Borrower not in excess of amounts reasonably related to services provided which would have been paid to unaffiliated parties performing the same services and/or; (v) any other payment, loan, contribution or other transfer of funds or other property to any other Person other than the payment of expenses of the Borrower in the ordinary course of business.
(hh) “Security Documents” means this Agreement and any other document or instrument creating, evidencing or otherwise relating to security interests granted by Borrower to Lender.
(ii) “Stock” shall mean all certificated and uncertificated shares, options, warrants, membership interests, equity interests, general or limited partnership interests, trust or other beneficial interests, participation or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company, trust or any similar or equivalent entity or association whether voting or nonvoting, including, without limitation, common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

(jj) “Stockholder” shall mean each holder of Stock of Borrower or each member or other owner of Borrower which is a limited liability company.
(kk) “Subsidiary” shall mean, with respect to any Person, (i) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (ii) any partnership or limited liability company in which such Person or one or more Subsidiaries of such Person has an equity interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or manager or may exercise the powers of a general partner or manager.
(ll) “Taxes” shall mean taxes, levies, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of Lender.
(mm) “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the applicable jurisdiction.
[SIGNATURES ON FOLLOWING PAGE]

In Witness Whereof, this Line of Credit and Security Agreement has been duty executed as of the date first written above.

LENDER: H. D. SMITH WHOLESALE DRUG CO.
By:	/s/ Henry Dale Smith
	Name:	Henry Dale Smith
	Title:	Chairman & CEO

BORROWER: PRAIRIESTONE PHARMACY, LLC
By:	/s/ Marvin Richardson
	Name:	Marvin Richardson
	Title:	CEO & President

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